NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock of American Oriental
Bioengineering, Inc., (the 'Company') from listing and registration on the Exchange at the opening of business on June 25, 2012.
The decision to move to delist was reached in view of the fact that the Company no longer meets the standards for continued listing on the NYSE in accordance with Section 802.01D of the NYSE Listed Company Manual.

1. Pursuant to Section 802.01D of the Listed
Company Manual, a listed company is subject to delisting when the company or its management engages 'in operations which, in the opinion of the Exchange, are contrary to the public interest,' when the company fails to 'observe good accounting practices in reporting of earnings and financial position,' when the company violates any of its listing agreements with the Exchange or when the company engages in '[o]ther conduct not in keeping with sound public policy.' The Company has triggered application of these provisions based on the following:

(a) On March 16, 2012, the Company announced that its independent public accounting firm noted certain 'inconsistencies' during the course of its audit and that a special investigation was being commenced by the Company?s audit committee.

(b) On May 15, 2012, the Company filed a Form
8-K with the SEC reporting that the chairman of its audit committee resigned on May 9, 2012 for health reasons. The Company has provided no further information regarding the reasons for the resignation. The audit committee chairman's resignation during the independent investigation the audit committee was conducting into the inconsistencies identified by the Company's independent public accounting firm raises potential concerns.

(c) In violation of its listing agreement with the NYSE and Section 802.01D of the Listed
Company Manual, the Company has failed to provide all of the information reasonably requested by NYSE Regulation within a reasonable time frame and has not responded in writing to outstanding NYSE Regulation requests for information.

(d) The Company has not publicly disclosed or provided the Exchange with any reliable up-to-date information about its current financial results, operations or governance, nor has it made the public disclosures regarding material developments at the Company required by
Section 202.05 of the Listed Company Manual.
2. Additionally, Sections 303A.06 and 802.01D of the Listed Company Manual require a listed company to maintain an audit committee in conformity with Rule 10A-3 under the Securities Exchange
Act of 1934 and NYSE standards, which require each member of a listed company's audit committee to be independent. Prior to the audit committee chairman's resignation, the Company's representatives verbally advised the Exchange that one of the other audit committee members was in poor health. The Company has not announced the appointment of any other additional board members.

3. Further, the Company did not bring its share price and average share price above $1 by six months following receipt of notice by the Exchange that it had fallen below the NYSE's
$1 share price standard, as required by Section
802.01C of the Listed Company Manual.

4. The Company had also failed to timely file its Form 10-K for the fiscal year ended
December 31, 2011 after the allowable SEC extension period and is considered a late filer under Section 802.01E of the NYSE Listed Company
Manual.

5. The Exchange, on May 25, 2012, determined that the Common Stock should be suspended from trading immediately after the close of trading session on May 25, 2012, and directed the preparation and filing with the Commission of this application for the removal of the Common
Stock from listing and registration on the Exchange. The Company was notified of the Exchange's delisting determination by letter on May 25, 2012.

6. Pursuant to the above authorization, a press release was issued on May 25, 2012 and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on May 25, 2012 of the suspension of trading in the Common Stock. Similar information was included on the Exchange's website. Trading in the Common Stock in the Exchange was suspended at the close of the trading session on May 25, 2012.

7. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The prescribed time for the Company to file an appeal has expired and the Company has not submitted an appeal request within the prescribed time period. Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.